PERRY SCIENTIFIC INC
COMMERCIAL LEASE OF VIVARIUM ROOM

This lease is made between Perry Scientific Inc., a Nevada corporation located at 7901 Vickers Street, San Diego California 92111 herein called Lessor, and Neuralstem, Inc. 9700 Great Seneca Highway Rockville, MI) 20850 herein called Lessee.

Lessee hereby leases from Lessor portions of the premises situated in the City of San Diego, County of San Diego, Stale of California, de-scribed as a vivarium room at 7901 Vickers Street, San Diego California 92111 ("premises"), upon the following terms and conditions;

Term and Rent. Lessor agrees to rent to the Lessee a vivarium room for its exclusive use for a term of  12 months commencing on or about March 2006, at a monthly rental of $5,500 This rent is payable in equal installments in advance on the 1st day of each month for that months rental, during the term of this lease. All rental payments shall be made (without invoice) to the Lessor, at the address specified above.

Research Use. The Lessee shall use and occupy the premises for the use of laboratory animals and research. The premises shall be used for no other purpose. This lease is a commercial lease for space within Perry Scientific's vivarium.

Vivarium Services. Exhibit A, which is attached hereto and incorporated herein by this reference, outlines Lessor's and Lessees responsibilities for the care of animals housed in the premises.

Care and Maintenance of Premises. Lessee shall he responsible for any damage caused by Lessee and repairs required to repair any such damage. Lessee shall not, without first obtaining written consent of the Lessor, make any alterations to the premises.

Employees. During the period of the lease, and for two years afterwards, Lessee agrees riot to hire, or attempt to hire, any employee of the Lessor.

Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, pertaining to the premises, occasioned by or affecting the use thereof by Lessee.

Assignment and Subletting. Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor. Any such assignment or subletting without consent shall be void and, at the option of the Lessor, may terminate this lease.

Indemnification. Lessee will indemnify and hold harmless Lessor from any claims arising out of Lessee's use of the premises or breach by Lessee of this Lease, except to the extent such churns result from the negligence or willful misconduct of Lessor Lessor will indemnify and hold harmless Lessees from any claims arising out of Lessor's use of the premises or breach by Lessor of this Lease, except to the extent such claims result from The negligence or willful misconduct of Lessee.

Lessor's Remedies on Default. If Lessee defaults in the payment of rent, or defaults in the performance of any of the other covenants or conditions hereof, Lessor may give Lessee notice of such default and if Lessee does not cure any such within 7 days, after the giving of such notice, Lessor miry terminate this lease in not less than 7 days notice to Lessee.  On the date specified in such notice the term of this lease shall terminal; and Lessee shall then quit and surrender the premises to Lessor, but Lessee shall remain liable for all rent and other terms and conditions as herein provided. If this lease shall have been so terminated by Lessor, Lessor may at any rim.; thereafter resume possession of the premises by any lawful means and remove Lessee or other occupants and their effects.  No failure to enforce any term shall be deemed a waver.

Security Deposit. Lessee shall deposit with Lessor on the signing of this lease a sum equal to one month's rent as security for the performance of Lessee's obligations under this lease. It is understood that the security deposit shall not be considered an advance payment of rental or a measure of Lessor's damages In case of default by Lessee. If Lessee is not in default at the termination of this Lease, the Security Deposit shall be returned by Lessor to Lessee.

Attorney's Fees. In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of possession of the premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney's fee.

Notices.  Any notice that either parry is required to give, shall ho given by certified mail to the Lessee at the address noted above, or b certified mail to the Lessor at the address above, addressed to Andrew Perry, President.

Confidentiality.  The parties agree that all data created, collected and in any way related to the studies carried out by Lessor under this agreement belongs entirely to Lessee, and is confidential and shall treated as such by lessor.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LESSEE	LESSOR
By: /s/ I. Richard Garr	By: /s/ Andrew Perry
Name: I. Richard Garr	Name: Andrew Perry M.D. Ph.D.
Title: Pres & CEO	Title: President
Date: 2-14-06	Date: 2/14/06